EXHIBIT 23.1

                  Consent of Independent Accountants


As independent public accountants, we hereby consent to the use of our report dated January 19, 1996 on the consolidated financial statements of CCP Holdings, Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1994 for each of the years in the three year period ended December 31, 1995 in this Current Report on Form 8-K. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995 or performed any audit procedures to the date of our report.




                                  ARTHUR ANDERSEN LLP
Chicago, Illinois
May 15, 1996